PROSPECTUS	Filed Pursuant to Rule 424(b)(3) Registration No. 333-149895
477,319 Common Shares
     The court-appointed Liquidator of the Estate of Tel-Art Inc., the selling shareholder, may offer and sell up to 477,319 common shares of Nam Tai Electronics, Inc., which are assets of the Estate of Tele-Art obtained by the Liquidator in the course of liquidating Tele-Art, a company organized under the laws of the British Virgin Islands. These shares were originally issued by us in 1993 to Tele-Art upon exercise by Tele-Art of an option we issued to Tele-Art in 1988. In accordance with the laws of the British Virgin Islands, the Liquidator was appointed by the British Virgin Islands court to liquidate Tele-Art and the Liquidator is selling our shares in the course of those liquidation proceedings in order to pay or to provide for the payment of Tele-Art’s creditors.
     The selling shareholder may sell the shares through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling shareholder, the purchasers of the shares, or both. See “Plan of Distribution” for a more complete description of the ways in which the shares may be sold.
     The net proceeds of any sales of the shares will be applied by the Liquidator towards the satisfaction of his fees and expenses and thereafter toward the claims of creditors of Tele-Art. We are an unsecured creditor of Tele-Art and hold claims, including accrued interest and recoverable expenses through December 31, 2007, of approximately $45.7 million. As such, we expect the Liquidator to apply proceeds from the sale of shares, net of the Liquidator’s outstanding fees and expenses, to reimburse us for amounts we have advanced in payment and satisfaction of the claims of Tele-Art’s other creditors and on account of our claims against Tele-Art.
     Our common shares are listed and traded on the New York Stock Exchange under the symbol “NTE.” On April 1, 2008, the closing price of our shares on the NYSE was $9.95 per share.
     Your purchase of the shares offered by this prospectus involves a high degree of risk. See “Risk Factors” on page 5.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Nam Tai common shares offered or sold under this prospectus, nor have these organizations determined that this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The date of this prospectus is April 2, 2008

     We have not authorized any person to give any information or to make any representation not contained in this prospectus, and, if given or made, such information or representation must not be relied upon as having been authorized by or on behalf of us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any shares covered by this prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation. The information in this prospectus is current as of its date. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, imply that there has been no change in the affairs of our company or that the information contained in this prospectus is correct as of any subsequent date.
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
     The US Securities and Exchange Commission, or SEC, allows us to incorporate by reference the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until the sale of all of the shares that are part of this offering.
•	Annual Report on Form 20-F for the year ended December 31, 2007, as filed on March 17, 2008; and

•	Nam Tai’s Form 8-A filed with the Commission on January 13, 2003 and its Form 8-A/A (Amendment No. 1) filed with the Commission on December 13, 2007.
     All subsequent annual reports filed on Form 20-F, and any Form 40-F or Form 10-K, and all subsequent filings on Forms 10-Q and 8-K, if any, filed by us with the SEC under the Securities Exchange Act of 1934, or Exchange Act, prior to the termination of the offering, shall be deemed to be incorporated by reference into this prospectus. We may incorporate by reference into this prospectus certain Forms 6-K subsequently submitted to the SEC by identifying in such forms that they are being incorporated by reference into this prospectus.
     Upon written or oral request and at no cost, we will provide to each person, including any beneficial owner of our common shares, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated but not delivered with this prospectus. Requests for such information should be made to
John Farina, President and Chief Financial Officer
Eve Leung, Corporate Secretary
Unit C, 17/F, Edificio Comercial Rodrigues
599 da Avenida da Praia Grande
Macao
Telephone: (853) 2835 6333
Facsimile: (853) 2835 6262
e-mail: shareholder@namtai.com.
     Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this prospectus (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed a part of this prospectus, except as so modified or superseded.
PROSPECTUS SUMMARY
     The following summary does not contain all of the information that may be important to purchasers of our common stock. Prospective purchasers of our common stock should carefully review the detailed information and financial statements, including the notes thereto, appearing elsewhere in or incorporated by reference into this prospectus.
The Company
     We are an electronics manufacturing and design services provider to a select group of the world’s leading original equipment manufacturers, or OEMs, of telecommunications and consumer electronic products. Through our electronics manufacturing services operations, we manufacture electronic components and subassemblies, including
•	liquid crystal display, or LCD, panels,

•	LCD modules,

•	radio frequency, or RF, modules,

•	digital audio broadcast, or DAB, modules,

•	flexible printed circuit boards, or FPCBs,

•	flexible printed circuit subassemblies, or FPCAs,

•	image sensors modules, and

•	printed circuit board assemblies, or PCBAs, for headsets containing Bluetooth® wireless technology. (1)

(1)	The Bluetooth® word mark and logos are owned by the Bluetooth SIG, Inc. and any use of such marks by us is under license.

     The modules and subassemblies are used in numerous electronic products, including mobile phones, laptop computers, digital cameras, electronic toys, and handheld video game devices. We also manufacture finished products, including mobile phone accessories, home entertainment products and educational products. We assist our OEM customers in the design and development of their products and furnish full turnkey manufacturing services that utilize advanced manufacturing processes and production technologies. Our services include software development, firmware, and mechanical design, parts and components purchasing, product industrialization, and assembly into finished products or electronic subassemblies with full quality testing and assurance. These services are value-added and assist us in obtaining new business but do not represent a material component of our revenue. We also provide original design manufacturing, or ODM, services, in which we design and develop proprietary products that are sold by our OEM customers using their brand name.
Our Offices and Other Information
     We maintain our principal executive offices at Unit C, 17 Floor Edificio Comercial Rodrigues, 599 da Avenida da, Praia Grande, Macao. Our telephone number is Telephone: (853) 2835 6333.
     Our website is located at http://www.namtai.com. The information contained on our website does not constitute part of this prospectus. Through our website, we make available free of charge our annual reports on Form 20-F that we file with the U.S. Securities and Exchange Commission, or SEC, and our reports on Form 6-K that we furnish to the SEC and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act. These reports are available as soon as reasonably practicable after we electronically file those materials with the SEC. We also post on our website the charters of our Audit, Compensation, and Nominating / Corporate Governance Committees; our Corporate Governance Guidelines, our Code of Business Conduct and Ethics, our Insider Trading and Employee Selling / Buying Securities Guidelines; Information for investors in Communicating with our Non-Management Directors, and any amendments or waivers thereto; and any other corporate governance materials contemplated by SEC or New York Stock Exchange, or NYSE, rules and regulations. The documents are also available in print by contacting our corporate secretary at our executive offices.
The Offering

Nam Tai common shares offered by selling shareholder	477,319 shares

Use of Proceeds	The net proceeds of any sales of the shares will be applied by the Liquidator towards the satisfaction of his fees and expenses and thereafter toward the claims of creditors of Tele-Art. We are an unsecured creditor of Tele-Art and hold claims, including accrued interest and recoverable expenses through December 31, 2007, of approximately $45.7 million. As such, we expect the Liquidator to apply proceeds from the sale of shares, net of the Liquidator’s outstanding fees and expenses, to reimburse us for amounts we have advanced in payment and satisfaction of the claims of Tele-Art’s other creditors and on account of our claims against Tele-Art. See “Use of Proceeds.”

NYSE Symbol	NTE

RISK FACTORS
     Investing in our common stock involves a high degree of risk. Please see the risk factors described in the section entitled “Risk Factors” under Item3 — Key Information of our Annual Report on Form 20-F for the year ended December 31, 2007 that we filed with the SEC on March 17, 2008, which is incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks in addition to the information we include or incorporate by reference in this prospectus.
CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS
     Certain statements and information contained in this prospectus and the documents incorporated by reference in this prospectus concerning our future, proposed, and anticipated activities; certain trends with respect to our revenue, operating results, capital resources, and liquidity or with respect to the markets in which we compete; and other statements regarding matters that are not historical facts are forward-looking statements, as such term is defined in the Securities Act. Forward-looking statements include statements regarding our “expectations,” “anticipation,” “intentions,” “beliefs,” or “strategies” regarding the future. Forward-looking statements, by their very nature, include risks and uncertainties, many of which are beyond our control. Accordingly, actual results may differ, perhaps materially, from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include those discussed above under “Risk Factors,” which include, but are not limited to, the following:
•	Our dependence on a few large customers;

•	Significant fluctuations in our quarterly and annual operating results from a wide variety of factors;

•	Increasing competition from competitors, many of which have substantially greater resources than we do, which has had and may continue to have, an adverse effect on our gross margins;

•	Our potential inability to utilize capacity at facilities that we have planned for expansion;

•	The effect on our financial results of
•	Delays in constructing our planned new factories;

•	Cancellations or delays in orders from customers;

•	Short life-cycles of our products and rapid technological changes affecting demand for our products and those of our customers;

•	The rapidly changing mix of our products and customers

•	The potential insufficient market for new products developed by our customers;

•	Substantial expenditures we must make to maintain and develop advanced manufacturing processes and to engage engineering personnel to attract new customers and business;

•	The capital intensive nature of our business and our need to generate sufficient cash in order not to curtail capital expenditures;
•	Our dependence on key supplies for key components, our lack of written supply agreements with suppliers and increasing prices of components used in the products we manufacture;

•	Potential labor shortages in various regions of China where are manufacturing facilities are located and the effect of recent labor legislation on our operating expenses;

•	Global economic factors generally as well as such factors specific to the electronics industry in which we are engaged;

•	Disruptions in shipping or port closures;

•	Risks to our business from international operations;

•	The impact of seasonality on our business;

•	The effects of intensifying in domestic and international environmental regulations;

•	The recent reorganization of our group operating structure;

•	Our recent sale of one of our operating groups, J.I.C. Technology Company Limited;

•	The potential insufficiency the types or amounts of our insurance coverage;

•	Our potential involvement in intellectual property disputes;

•	Actual or perceived health risks associated with the use of mobile phone handsets or other communications equipment; and

•	Our dependence on our executive officers and skilled personnel;
•	The risks to our business and operating results and to our ability to pay dividends to our shareholders because of the location of our facilities and operations in the People’s Republic of China, including
•	Changes in the economic and political environment in China and policies adopted by the PRC government to regulate its economy;

•	Inherent uncertainties in the PRC’s legal system;

•	Political or trade controversies between China and the United States;

•	A deterioration of relations between China and Japan;

•	Changes to PRC tax laws and heightened efforts by the China’s tax authorities to increase revenues, which are expected to subject us to greater taxes;

•	Restrictions under PRC law regarding payment of dividends by our subsidiaries in the PRC to us that could force us to reduce the amount, or eliminate the payment, of dividends we have historically paid to our shareholders;

•	Changes in foreign exchange regulations of China;

•	Changes in currency exchange rates involving the Japanese yen or Chinese renminbi and the U.S. dollar

•	Power shortages in China, and

•	A recurrence of SARS or the threat of an avian flu outbreak in China;

•	The risks to our U.S. shareholders from the nature of our assets and income or from our status as a foreign private issuer, such as
•	Our potential classification as a passive foreign investment company which could result in adverse U.S. federal income tax consequences to U.S. investors holding our shares;

•	Exemptions afforded us from certain of the reporting requirements under the Securities Exchange Act of 1934 and corporate governance standards of the NYSE, which limit the protections information available to investors; and

•	Potential difficulties in serving us with legal process or enforcing judgments against our management or us.
USE OF PROCEEDS
     The selling shareholder, as the Official Liquidator of Tele-Art is entitled to, and will receive the net proceeds from sales of shares sold pursuant to this prospectus. Such proceeds, after payment of outstanding obligations for fees and expenses in connection with the Tele-Art liquidation proceedings, including those owing to Mr. Harrigan in his role as Tele-Art’s Liquidator, will then be added to dividends accruing on the shares to be sold through the date of sale, if any, and applied by the Liquidator toward the claims of creditors of Tele-Art.
     We are an unsecured creditor of Tele-Art and hold claims against Tele-Art’s liquidation estate, including accrued interest and recoverable expenses through December 31, 2007, of approximately $45.7 million. As such, we expect the Liquidator to apply the net proceeds from the sale of shares and dividends accruing on the shares to be sold through the date of sale, if any, net of the Liquidator’s outstanding fees and expenses, to reimburse us for amounts we have advanced in payment and satisfaction of the claims of Tele-Art’s other creditors in the amount of approximately $2.7 million through December 31, 2007, the fees and expense of this offering (other than underwriting discounts or commissions, if any, or broker’s commissions) which will be deducted from the proceeds of sale) and on account of our claims against Tele-Art.
SELLING SHAREHOLDER
     The following table and text below the table provides information regarding the shares offered by the Liquidator of Tele-Art Inc., as the selling shareholder. The table sets forth (1) the name of selling shareholder, (2) the number of common shares offered for the account of the selling shareholder under this prospectus, and (3) the number of common shares that will be beneficially owned by the selling shareholder after this offering if all shares offered by this prospectus are sold. The term “selling shareholder” includes the Liquidator of Tele-Art and his respective transferees, pledgees, or other successors.

	Shares beneficially	Shares being	Shares beneficially
Name and address	owned prior	registered	owned after
of selling shareholder	to offering(1)	for sale (1)(2)	offering(2)
Glenn Harrigan
Official Liquidator
Tele-Art Inc. (In Liquidation)
CCP Financial Consultants Ltd.	477,319	477,319	—
PO Box 681
Road Town, Tortola,
British Virgin Islands

(1)	Mr. Harrigan holds the shares outright and has advised us that he holds no right to acquire any additional number of our common shares.

(2)	We have no assurance that the selling shareholder will sell any of the shares being registered for sale. See “Plan of Distribution.”
Circumstances behind the acquisition of our shares by Tele-Art and its Liquidator
     The shares being offered by the selling shareholder in this prospectus were originally issued by us in 1993 to Tele-Art in a private placement upon exercise by Tele-Art of an option we issued to Tele-Art in 1988.
     In June 1997, we filed a petition in the British Virgin Islands for the winding up of Tele-Art Inc. Inc. on account of an unpaid judgment debt owed to us by Tele-Art Inc. The High Court of Justice of the British Virgin Islands, in accordance with British Virgin Islands law, granted our application for an order to wind up Tele-Art Inc. in July 1998. Tele-Art appealed to the Court of Appeal of the British Virgin Islands against the winding up order. That appeal was heard on January 1999, which dismissed the appeal.
     Later in January 1999, following the dismissal of Tele-Art’s appeal and pursuant to provisions of our Articles of Association, we redeemed and cancelled 457,297 of our shares (giving effect to our three-for-one stock split and one-for-ten stock dividend that we made in 2003) beneficially owned by Tele-Art, offsetting substantially all of the amounts owing to us on a judgment we had obtained against Tele-Art in the amount of $799,000, plus interest and legal costs totaling approximately $1.7 million.
     In August 2002, in separate litigation from the above-mentioned judgment, we were awarded damages against Tele-Art by the High Court of the British Virgin Islands of approximately $34.0 million, which was reduced to a judgment in our favor against Tele-Art. In August 2002, pursuant to provisions of our Articles of Association, we redeemed and cancelled an additional 560,099 of our shares (giving effect to our three-for-one stock split and one-for-ten stock dividend that we made in 2003) beneficially owned by Tele-Art, offsetting approximately $3.5 million of such judgment against Tele-Art.
     Thereafter, litigation among David Hague, the Bank of China (which had intervened in the British Virgin Islands proceeding claiming that it was a secured creditor of Tele-Art) and us continued for several years over our right to redeem our shares from Tele-Art. Eventually, the decisions in the controversy rendered by the British Virgin Islands courts were appealed to the Privy Council in the

United Kingdom, the ultimate appellate court overseeing the courts and appeals of litigation in the British Virgin Islands.
     The Privy Council heard the appeal in October 2006 and delivered its Judgment on November 20, 2006, ordering us to reinstate the 1,017,149 Nam Tai shares that we had previously redeemed from Tele-Art in 1999 and 2002 and to deliver them to Bank of China on account of its secured claim against Tele-Art. In accordance with that order, we reinstated our previously redeemed shares, registered them in the name of the Bank of China and delivered them to Bank of China in 2007.
     We have been advised that Bank of China sold 539,830 of the reinstated shares in early September 2007 and applied the proceeds to the secured debt that Bank of China claimed was due to it from Tele-Art. Following its sale, Bank of China delivered to Glenn Harrigan, the successor to David Hauge as court-appointed Liquidator of Tele-Art, the 477,319 shares remaining from the reinstated shares Bank of China had sold. As the selling shareholder, Mr. Harrigan is offering these shares pursuant to this prospectus in the course of those liquidation proceedings in order to sell them to satisfy outstanding obligations for fees and expenses related to the Tele-Art liquidation proceedings and to pay or provide for the payment of Tele-Art’s remaining creditors.
PLAN OF DISTRIBUTION
     We are registering our shares beneficially held by Mr. Harrigan, as the Liquidator of Tele-Art and selling shareholder, for sale from time to time after the date of this prospectus. The selling shareholder, as the Official Liquidator of Tele-Art, is entitled to, and will receive the net proceeds from sales of shares sold pursuant to this prospectus. Such proceeds, after payment of outstanding obligations for fees and expenses in connection with the Tele-Art liquidation proceedings, including those owing to Mr. Harrigan in his role as Tele-Art’s Liquidator, will then be added to dividends accruing on the shares to be sold through the date of sale, if any, and applied by the Liquidator toward the claims of creditors of Tele-Art.
     We are an unsecured creditor of Tele-Art and hold claims against Tele-Art’s liquidation estate, including accrued interest and recoverable expenses through December 31, 2007, of approximately $45.7 million. As such, we expect the Liquidator to apply the net proceeds from the sale of shares and dividends accruing on the shares to be sold through the date of sale, if any, net of the Liquidator’s outstanding fees and expenses, to reimburse us for amounts we have advanced in payment and satisfaction of the claims of Tele-Art’s other creditors, to reimburse us for expenses we have advanced in connection with the registration of the shares and their sale and on account of our claims against Tele-Art.
     The selling shareholder may sell all or a portion of the shares offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares are sold through underwriters or broker-dealers, the selling shareholder will be responsible for underwriting discounts or commissions or agent’s commissions. The shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, through
•	any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

•	the over-the-counter market;

•	transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	transactions in which broker-dealers may agree with the selling shareholder to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
     If the selling shareholder effects such transactions by selling shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholder or commissions from purchasers of the shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares or otherwise, the selling shareholder may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares in the course of hedging in positions they assume. The selling shareholder may also sell shares short and deliver shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholder may also loan or pledge shares to broker-dealers that in turn may sell such shares.
     The selling shareholder may pledge or grant a security interest in some or all of the shares and, if there is a default in the performance of the secured obligations, the pledgees or secured parties may offer and sell the shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the selling shareholder to include the pledgee, transferee or other successors in interest as selling shareholder under this prospectus. The selling shareholder also may transfer the shares in other circumstances in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     The selling shareholder and any broker-dealer participating in a distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from or on behalf of the selling shareholder and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

     Under the securities laws of some states, the shares offered in this offering may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states our shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
     There can be no assurance that the selling shareholder will sell any or all of the shares registered pursuant to the shelf registration statement of which this prospectus forms a part.
     The selling shareholder and any other person participating in a distribution of the shares will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares by the selling shareholder and any other participating person. Regulation M may also restrict the ability of any person engaged in a distribution of the shares to engage in market-making activities, if any, with respect to our shares. All of the foregoing may affect the marketability of our shares and the ability of any person or entity to engage in market-making activities with respect to our shares.
     We will advance all fees and expenses of the registration of the shares and the offering (excluding underwriting discounts or commissions, if any, which, if incurred, will be paid from the proceeds of sale). Such advances will include, but not be limited to, the Securities and Exchange Commission filing fees, expenses of compliance with state securities or “blue sky” laws, legal and accounting fees and expenses and any fees and expenses associated with the transfer of the shares to the purchasers. We expect that all such advances will be reimbursed to us by the Liquidator at the time he delivers payments toward our claims against Tele-Art’s liquidation estate.
     Once sold under the shelf registration statement of which this prospectus forms a part, the shares will be freely tradable in the hands of purchasers other than our affiliates.
LEGAL MATTERS
     The validity of the shares offered hereby has been passed upon for us by McW. Todman & Co., Road Town, Tortola, British Virgin Islands.
EXPERTS
     The consolidated financial statements and related financial statement schedule incorporated in this Prospectus by reference from Nam Tai Electronics, Inc.’s Annual Report on Form 20-F for the year ended December 31, 2007, and the effectiveness of Nam Tai Electronics, Inc.’s internal control over financial reporting have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and related financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
     We have filed a registration statement on Form F-3 with the Securities and Exchange Commission relating to the common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information with respect to our company and the common stock offered by this prospectus, as well as the exhibits and schedules to the registration statement, we refer you to the registration statement, those exhibits and schedules, and to the information incorporated by reference in this prospectus.
     We are subject to the information requirements of the United States Securities Exchange Act of 1934, as amended, or the Exchange Act, applicable to a foreign private issuer, and accordingly file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K and other information with the SEC. Anyone may inspect a copy of the registration statement and our other filings without charge at the public reference facility maintained by the SEC in Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of all or any part of the registration statement and our other filings may be obtained from that facility upon payment of the prescribed fees. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.